Exhibit 10.1
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BIOVENTUS LLC
CONSULTING AGREEMENT

    This CONSULTING AGREEMENT (this “Agreement”) is made between Bioventus LLC (the “Company”) and Alessandra Pavesio (“Consultant”) effective as of January 1, 2023 (the “Effective Date”). This Agreement sets forth the terms and conditions by which the Company will engage Consultant to perform certain services for the Company as further described below. The Company and Consultant may be referred to herein individually as a “Party” or together as “Parties.”
1.Services and Payment.
1.1Services. During the term of this Agreement, Consultant shall provide services to the Company which shall consist of activities related to the preparation and potential sale or other transfer of the Company’s MOTYS® product and related assets to a third party. These services include, without limitation, assisting the Company with the following: (a) finalization of all reports needed to support the Company’s 2022 financial audits in Q1 2023, (b) preparation and conduct of an End of Phase 2 (“EoP2”) meeting with the FDA by Q2-Q3 2023, (c) completion of all activities necessary to prepare the assets of the Company related to Motys for sale or transfer, including assisting with data room set up, development investor marketing materials, and participating in investor meetings, (d) identification of potential investors and/or strategic partners willing to invest in the Phase 3 program, and (e) such other services within Consultant’s area of expertise and work experience as shall be reasonably requested by the Company (collectively, the “Services”). Consultant shall perform the Services with the highest degree of professional skill and expertise.
1.2 Potential Transaction. The Parties acknowledge and agree that the objective of the Services is to identify and engage potential third-party investors to fund the continued development of MOTYS and transfer relevant MOTYS intellectual property to a new joint venture company (the “Potential Transaction”). It is indeed the intention of the Parties that new joint venture company (“NewCo”) will be created with equity ownership allocated among the Company, the new investors, and NewCo management in portions and subject to terms and conditions to be mutually agreed among the parties. It is also the intention of the Parties that Consultant will be offered and transition into a management employment role in NewCo upon consummation of the Potential Transaction, at which time this Agreement would terminate without the need for any further action by either Party. Without limiting the generality of the foregoing, Consultant agrees that the Company has no obligation to enter into any future agreement regarding the Potential Transaction and expressly reserves the right, in its sole discretion, to reject any and all proposals made by Consultant or any potential investor regarding a Potential Transaction, to negotiate with other interested parties, to terminate discussions and negotiations at any time, and/or to terminate the pursuit of a Possible Transaction upon notice to Consultant.
1.3Company Assistance; Facilities and Equipment. During the term of this Agreement, the Company shall provide Consultant with reasonable support and assistance in performance of the Services. Such support shall include reasonable access to the Company’s Research and Development, Marketing and Business Development personnel to assist in the identification and transfer of MOTYS asset, preparation of investor marketing materials and identification of potential investors. In performing the Services, Consultant will also have reasonable access to the facilities of Company and its equipment as necessary for provision of the Services, including office space and lap top computer.

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1.4Subcontracting. The Services are personal to Consultant and Consultant may not subcontract or otherwise delegate Consultant’s obligations under this Agreement without the Company’s prior written consent, and in the event the Company gives such consent, Consultant will remain fully liable to the Company for the performance of all permitted employees, independent contractors, agents or representatives of Consultant (each, an “Authorized Representative”).
1.5Consulting Fees. During the term of this Agreement, the Company shall compensate Consultant at an hourly rate of $[300] per hour and a discounted daily rate (for a minimum of eight (8) hours) at daily rate of $[2,000]. Consultant shall submit monthly invoices to Company describing the type and hours of Services rendered during the preceding period. Time spent travelling will not be billable to Company by Consultant. Each Invoice shall be due at least (5) days after the end of the particular month in which such Services were rendered and shall be payable by the Company within thirty 30 days of receipt.
1.6Expenses. The Company will reimburse Consultant for reasonable expenses incurred in the performance of the Services in accordance with the Bioventus Global Travel and Expense Policy to the extent such expenses have been approved in advance and by the Company. Approved expenses will be reimbursed within thirty (30) days of the Company’s receipt of invoices with supporting receipts.
2.Confidential Information.
2.1Definition. During the term of this Agreement and in the course of Consultant’s performance hereunder, Consultant may receive and otherwise be exposed directly or indirectly, to technical and non-technical confidential information of the Company, including without limitation, information relating to the Company’s business, strategies, designs, products, services and technologies and any derivatives, improvements and enhancements related to any of the foregoing, or to the Company’s suppliers, customers or business partners (collectively “Confidential Information”), whether in graphic, written, electronic or oral form. Confidential Information may be labeled or identified at the time of disclosure as confidential or proprietary, or equivalent, but Confidential Information also includes information which by its context would reasonably be deemed to be confidential and proprietary. “Confidential Information” may also include, without limitation, unpublished patent applications and other intellectual property filings, ideas, “Work Product” (as defined below), techniques, works of authorship, models, inventions, compounds, compositions, processes, algorithms, software programs, software source documents, formulae, information and trade secrets as well as financial information (including sales costs, profits, pricing methods), research data, clinical data, bills of material, customer, prospect and supplier lists, investors, employees, business and contractual relationships (including with third parties), business forecasts, sales and merchandising data, and business and marketing plans and any derivatives, improvements and enhancements related to any of the above. Information the Company provides regarding third parties as to which the Company has an obligation of confidentiality also constitutes “Confidential Information.”
2.2Restrictions on Use and Disclosure. Consultant acknowledges the confidential and secret character of the Confidential Information, and agrees that the Confidential Information is the sole, exclusive and extremely valuable property of the Company. Accordingly, Consultant agrees not to use or reproduce or disclose the Confidential Information except as reasonably necessary in the performance of this Agreement (including, without limitations, in connection with discussions with prospective third party investors who are bound by obligations of confidentiality and non use substantially similar to those set forth in this Agreement) and not to lecture upon or publish all or any part of the Confidential Information in any form to any third party, either during or after the term of this Agreement, without the prior written consent of the Company. Without limiting the foregoing, Consultant shall permit access to the Confidential Information only to those Authorized Representatives having a need to know such information and who have signed, prior to the disclosure of Confidential Information to such Authorized Representative, confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein. Consultant shall be responsible for the breach of this Agreement by its Authorized Representatives as if such breach were by Consultant herself. Consultant shall take, at its own expense, commercially reasonable steps to keep the Confidential Information strictly confidential and to prevent its Authorized Representatives from prohibited or unauthorized disclosure or use of the Confidential Information. Consultant agrees to institute measures to protect the Confidential Information in a manner consistent with the measures it uses to protect its own most sensitive proprietary and confidential information, which shall not be less than a reasonable standard of care. Consultant shall promptly notify the Company upon discovery of any actual or suspected loss or unauthorized disclosure of the Confidential Information by Consultant or her Authorized Representatives, and shall take all reasonable steps requested by the Company to remedy any such loss or disclosure. Upon expiration or any termination of this Agreement, Consultant agrees to cease using and to return to the Company, or at the Company’s sole option, destroy, all whole and partial copies and derivatives of the Confidential Information, whether in Consultant’s possession or under Consultant’s direct or indirect control.
2.3Third-Party Information. Consultant will not disclose or otherwise make available to the Company in any manner any confidential information received by Consultant under obligations of confidentiality from a third party.
2.4Exceptions; Compelled Disclosure. The obligations of confidentiality set forth in Section 2.2 will not apply to information Consultant can establish by competent proof: (a) was generally available to the public or otherwise part of the public domain at the time of disclosure; (b) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of Consultant; (c) was already known to Consultant, without confidentiality restrictions, at the time of disclosure, as shown by Consultant’s files and records immediately prior to the time of disclosure; (d) was disclosed to Consultant, without confidentiality restrictions, by a third party who to Consultant’s knowledge had no obligation not to disclose such information to others; or (e) was developed independently by Consultant without any use of or reference to the Confidential Information. In the event a court or governmental agency legally compels Consultant to disclose Confidential Information, Consultant will provide reasonable prior written notice of such required disclosure to the Company and take reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

3.Assignment of Intellectual Property.
3.1General. During the term of this Agreement, Consultant agrees to promptly disclose to Company in writing all “Inventions” (as defined below), including the description of such Invention and any additional information necessary for Company to fulfill the purpose of this Section 3. Consultant agrees to assign, and hereby assigns, to Company all right, title, and interest in the Inventions. Further, Consultant shall cooperate with Company in the protection of such Inventions and in vesting in Company all right, title, and interest in such

Inventions (including without limitation all patent, copyright, and other intellectual property rights related to the Services). Consultant agrees to promptly execute and deliver to Company any documents as may be necessary (including but not limited to declarations, oaths, assignments, affidavits, pleadings, and powers of attorney) to carry out the purposes of this Section 3 or give effect to this Agreement in any country, territory, or jurisdiction where such is required to conform with applicable patent or other intellectual property laws. Consultant acknowledges and agrees that all Work Product shall be deemed “works made for hire” within the meaning of the United States Copyright Act, as amended.

3.2Patents. Company may file applications for patents covering Inventions which Company, in its sole discretion, deems to be patentable, and may file such applications. The costs associated with such patent applications shall be borne solely by Company.

3.3Definitions. For purposes of this Agreement, (i) “Inventions” shall mean all inventions, ideas, improvements, processes, surgical techniques, devices, products, prototypes, or specifications, know-how or the like, discoveries, improvements, modifications, enhancements, and later variations which are conceived, developed, or made solely by Consultant or jointly with others, including employees or agents of Company, during the term of this Agreement, which are conceived or developed directly in the course of rendering the Services provided under this Agreement and whether patentable or not, or (ii) “Work Product” shall mean all materials, presentations, notes, and related records Consultant prepared pursuant to the Services.
4.Term and Termination. This term of this Agreement will commence on the Effective Date and end on the earlier of the (i) the twelve (12)-month anniversary of the Effective Date, (ii) completion of the Potential Transaction (iii) earlier termination in accordance with this Section 4. Either party may, without prejudice to any right or remedy it may have due to any failure of Consultant to perform Consultant’s obligations under this Agreement, terminate this Agreement, with or without cause, at any time effective upon thirty (30) days written notice to the other Party. In the event of such termination by the Company, Consultant will cease work immediately after receiving notice of such termination from the Company unless otherwise advised by the Company, and will notify the Company of all costs incurred up to the effective date of termination. The Company agrees to pay Consultant for all Services actually performed for work in progress and reimburse all reasonable, non-cancellable pre-approved costs and expenses incurred by Consultant in performing such Services in compliance with this Agreement, up to the date of notice of termination of this Agreement. Sections 2-8 of this Agreement will survive expiration or any termination of this Agreement.
5.Independent Contractor. Consultant’s relationship with the Company pursuant to this Agreement will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of the Company and is not authorized to make any representation, warranty, contract, or commitment on behalf of the Company. This Agreement shall not create any entitlement by Consultant to any of the benefits which the Company may make available to its employees, such as group insurance, equity compensation awards, or 401(k) benefits. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of the Services (and those of its Authorized Representatives, if applicable) and receipt of fees under this Agreement. The Company will report amounts paid to Consultant under this Agreement by filing Form 1099-MISC with the Internal Revenue Service as required by law. Because Consultant is an independent contractor, the Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s behalf (or for any individual performing Services on behalf of Consultant, if applicable) for any payment made under this Agreement. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant under this Agreement.
6.LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS OR LOST BUSINESS OR FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES OF ANY KIND, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED BY THE OTHER OF THE POSSIBILITY OF SUCH DAMAGES.
7.Indemnity.
7.1Consultant hereby agrees to indemnify and hold the Company and its affiliates and its and their directors, officers, employees, and agents harmless from and against any and all liabilities, losses, damages, costs and expenses (including without limitation reasonable attorneys’ fees) related to any third-party claim, suit, action or proceeding to the extent resulting from the willful misconduct or material breach of this Agreement by Consultant in performing Services for the Company under this Agreement; provided, that the Consultant will have no obligation to indemnify or hold the Company harmless with respect to any such liabilities, losses, damages, costs and expenses to the extent directly or indirectly resulting from, caused by or relating to the Company’s negligence, willful misconduct or material breach of this Agreement.

7.2The Company agrees to indemnify and hold Consultant harmless from and against any and all liabilities, losses, damages, costs and expenses (including without limitation reasonable attorneys’ fees) related to any third-party claim, suit, action or proceeding arising out of the provision of the Services in accordance with the provisions hereof; provided, that the Company will have no obligation to indemnify or hold Consultant harmless with respect to any such liabilities, losses, damages, costs and expenses to the extent directly or indirectly resulting from, caused by or relating to Consultant’s willful misconduct or material breach of this Agreement by Consultant in performing Services for the Company under this Agreement.
8.General.
8.1Assignment. The Parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, administrators and permitted assigns. Consultant will not assign this Agreement or Consultant’s rights or obligations hereunder without the prior written consent of the Company. Company may assign this Agreement to any of its “Affiliates” (as defined below) without the consent of Consultant. Any purported assignment not in accordance with this Section 8.1 will be null and void and a material breach of this Agreement. For purposes of this Agreement, “Affiliate(s)” shall mean shall mean: (i) the party’s parent, subsidiary or related entity; and/or (ii) any entity directly or indirectly controlled or beneficially owned in whole or part by the party or the party’s parent, subsidiary or related entity.
8.2Legal and Equitable Remedies. Because Consultant’s Services are personal and unique and because Consultant may have access to and become acquainted with the Confidential Information of the Company, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
8.3No Warranty. All Confidential Information is provided “AS IS,” without any warranty of any kind.
8.4Governing Law; Jurisdiction. The rights and obligations of the Parties under this Agreement will be governed in all respects by the laws of the State of North Carolina without regard to conflict of law principles.
8.5Notices. Any notices required or permitted hereunder will be given to the appropriate Party in writing and will be delivered by personal delivery, electronic mail, facsimile transmission or by certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, three days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices will be sent to the addresses, electronic mail or facsimile information set forth at the end of this Agreement or such other address, electronic mail or facsimile information as either Party may specify in writing.
8.6Entire Agreement. This Agreement constitutes the Parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter.
8.7Waiver and Modification. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both Parties.
8.8Severability. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability will not prevent enforcement of any other provision of this Agreement.
8.9Counterparts. This Agreement may be executed in two or more counterparts by facsimile or other reliable electronic reproduction (including, without limitation, transmission by pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), each of which will be considered an original, but all of which together will constitute one and the same instrument.

CONSULTANT ACKNOWLEDGES THAT CONSULTANT HAS THE RIGHT TO CONSULT WITH INDEPENDENT LEGAL COUNSEL PRIOR TO SIGNING THIS AGREEMENT AND HAVE HAD A REASONABLE OPPORTUNITY TO DO SO, AND THAT CONSULTANT EITHER HAS CONSULTED, OR ON CONSULTANT’S OWN VOLITION CHOSEN NOT TO CONSULT, WITH SUCH COUNSEL. CONSULTANT FURTHER ACKNOWLEDGES THAT CONSULTANT HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS WHICH IT IMPOSES UPON CONSULTANT WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO CONSULTANT TO INDUCE CONSULTANT TO SIGN THIS AGREEMENT. CONSULTANT

SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY CONSULTANT.
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    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Effective Date.

BIOVENTUS LLC	CONSULTANT
By: /s/ Leigh Ann Stradford	By: /s/ Alessandra Pavesio
Name: Leigh Ann Stradford	Name: Alessandra Pavesio
Title: SVP & Chief Human Resources Officer	Date: 1/8/2023
Date: 1/9/2023

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